Exhibit 10.16

HOUSEVALUES.COM, INC.

1999 STOCK INCENTIVE COMPENSATION PLAN

NONQUALIFIED STOCK OPTION LETTER AGREEMENT

To:	Clayton Lewis

We are pleased to inform you that you have been selected by the Company to receive a stock option (the “Option”) to purchase shares (the “Option Shares”) of the Company’s Common Stock under the Company’s 1999 Stock Incentive Compensation Plan (the “Plan”).

The terms of the Option are as set forth in this Agreement and in the Plan, a copy of which is attached. The Plan is incorporated by reference into this Agreement, which means that this Agreement is limited by and subject to the express terms and provisions of the Plan. Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan.

The most important terms of the Option are summarized as follows:

Grant Date:	9/30/2004
Number of Shares:	200,000
Exercise Price:	$2.20 per share
Expiration Date:	10 years from date of grant
Vesting Base Date:	9/27/2004
Type of Option:	Nonqualified Stock Option

Vesting and Exercisability: The Option will vest and become exercisable according to the following schedule and the other terms of this Agreement, subject to your continued employment or service relationship with the Company or a Related Corporation:

Date On and After Which Option is Vested and Exercisable	Portion of Total Option Which Is Vested and Exercisable
Three months from Vesting Base Date	6.25%

Each three-month period completed thereafter	An additional 6.25%

Four years from Vesting Base Date	100%

Accelerated Vesting:

Notwithstanding the foregoing, in the event you terminate your employment for “Good Reason” (as defined in your employment letter agreement) or the Company terminates your employment other than for “Cause” (as defined in your employment letter agreement), the unvested portion of the Option that would have been exercisable as of the fourth quarterly vesting following termination will automatically become vested and exercisable immediately prior to termination.

Notwithstanding the foregoing, upon a Corporate Transaction (as defined in the Plan) (other than a Related Party Transaction), 50% of the unvested portion of the Option will automatically become vested and exercisable and the remaining unvested portion of the Option will vest in equal quarterly increments over the shorter of (i) two years immediately following such Corporate Transaction, or (ii) the amount of time remaining under the Option’s original vesting schedule. This provision is in addition to, and not in lieu of, any other rights provided in Section 12 of the Plan concerning the effect of a Corporate Transaction on outstanding Options, and Section 12.3.3(a) of the Plan concerning acceleration after a Corporate Transaction shall be deemed to run from the Vesting Base Date, rather than the Grant Date.

Termination of Option: The unvested portion of the Option will terminate automatically and without further notice immediately upon termination (voluntary or involuntary) of your employment or service relationship with the Company or a Related Corporation. The vested portion of the Option will terminate automatically and without further notice on the earliest of the following dates:

(a) in the case of termination of your employment or service relationship with the Company or a Related Corporation for any reason other than “Cause” (as defined in your employment letter agreement), on the Expiration Date, and

(b) in the case of termination of your employment or service relationship with the Company or a Related Corporation by reason of “Cause” (as defined in your employment letter agreement), three months after such termination, and

(c) the Expiration Date.

It is your responsibility to be aware of the date your Option terminates.

Method of Exercise: You may exercise the Option by giving written notice to the Company, in form and substance satisfactory to the Company, which will state the election to exercise the Option and the number of shares of Common Stock for which you are exercising the Option. The written notice must be accompanied by full payment of the exercise price for the number of shares of Common Stock you are purchasing.

Form of Payment: You may pay the Option exercise price, in whole or in part, in cash, by check or, unless the Plan Administrator determines otherwise, by (a) tendering (either actually or by attestation) mature shares of Common Stock (generally, shares you have held for a period of at least six months) having a fair market value on the day prior to the date of exercise equal to the exercise price (you should consult your tax advisor before exercising the Option with stock you received upon the exercise of an incentive stock option); (b) if and so long as the Common Stock is registered under the Securities Exchange Act of 1934, as amended, delivery of a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the exercise price all in accordance with the regulations of the Federal Reserve Board; or (c) such other consideration as the Plan Administrator may permit.

Withholding Taxes: As a condition to the exercise of the Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state or local withholding tax obligations that may arise in connection with such exercise. The Company has the right to retain without notice sufficient shares of stock to satisfy the withholding obligation. Unless the Plan Administrator determines otherwise, you may satisfy the withholding obligation by electing to have the Company withhold from the shares to be issued upon exercise that number of shares having a fair market value equal to the amount required to be withheld (up to the minimum required federal tax withholding rate). The Company may also deduct from the shares to be issued upon exercise any other amounts due from you to the Company.

Limited Transferability: During your lifetime only you can exercise the Option. The Option is not transferable except by will or by the applicable laws of descent and distribution, except that nonqualified stock options may be transferred to the extent permitted by the Plan Administrator. The Plan provides for exercise of the Option by a designated beneficiary or the personal representative of your estate.

Further Restrictions: Section 13 of the Plan provides additional restrictions and grants additional rights to the Company until such time as the Company may effect a registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act. The Plan grants the Company a Right of Repurchase such that any shares purchased under the plan may be repurchased by the Company in the Company’s sole discretion upon termination of your employment or service relationship with the Company. The Company hereby retains the foregoing repurchase right in the event your employment relationship with the Company is terminated for “Cause” (as defined in your employment letter agreement), but agrees not to exercise such right in all other circumstances. Further, any proposed sale of shares issued to you upon the exercise of the Option is subject to the Company’s Right of First Refusal. Upon exercise, the Plan Administrator may require you to sign a Stock Purchase Agreement that sets out these restrictions in more detail. You may request a copy of the Stock Purchase Agreement prior to exercise.

Registration: Your particular attention is directed to Section 16.3 of the Plan, which describes certain important conditions relating to federal and state securities laws that must be satisfied before the Option can be exercised and before the Company can issue any shares to you. By accepting the Option, you hereby acknowledge that you have read and understand Section 16.3 of the Plan.

Binding Effect: This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation: By entering into this Agreement and accepting the grant of the Option evidenced hereby, you acknowledge: (a) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) that the grant of the Option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (c) that all determinations with respect to any such future grants, including, but not limited to, the times when options will be granted, the number of shares subject to each option, the option price, and the time or times when each option will be exercisable, will be at the sole discretion of the Company; (d) that your participation in the Plan is voluntary; (e) that the value of the Option is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (f) that the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) that the vesting of the Option ceases upon termination of employment or service relationship with the Company for any reason except as may otherwise be explicitly provided in the Plan or this Agreement or otherwise permitted by the Plan Administrator; (h) that the future value of the underlying Option Shares is unknown and cannot be predicted with certainty; and (i) that if the underlying Option Shares do not increase in value, the Option will have no value.

Acceptance and Acknowledgement. Please execute the following Acceptance and Acknowledgment and return it to the undersigned. By signing the following, you understand that as of the Grant Date, this Agreement and the Plan set forth the entire understanding between you and the Company regarding the Option and supersede all prior oral and written agreements on the subject.

Very truly yours,

HouseValues.com, Inc.

By	/s/ Ian Morris
Ian Morris
Its	Chief Executive Officer

ACCEPTANCE AND ACKNOWLEDGMENT

I, a resident of the State of                     , accept the Option described in this Agreement and in the Plan, and acknowledge receipt of a copy of this Agreement and a copy of the Plan. I have read and understand the Plan.

Dated:

Address
Taxpayer I.D. Number